Exhibit 10.22

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Copy

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made as of the 6th day of May, 2019 (the “Effective Date”), by and among:

BorgWarner Inc., a Delaware corporation (“BorgWarner”),

Romeo Systems, Inc. a Delaware corporation (“Romeo”),

Romeo Systems Technology, LLC, a Delaware limited liability company wholly owned by Romeo Systems, Inc. (“IP Holdco”), and

BorgWarner Romeo Power, LLC, a limited liability company to be formed in Delaware (“JV”);

JV is not yet formed. On or promptly following the Establishment Date (as hereinafter defined), BorgWarner, Romeo, and IP Holdco shall cause JV to execute a counterpart signature page to this Agreement to become a signatory hereto and evidence its acceptance and acknowledgment of the terms hereof and agreement to perform its obligations hereunder. Until such time, this Agreement shall be binding on BorgWarner, Romeo and IP Holdco. BorgWarner, Romeo, IP Holdco, and JV are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to enter into this Agreement as an ancillary agreement to a Joint Venture Shareholders Agreement having an effective date of May 6, 2019 (“JV Agreement”) along with other Ancillary Agreements as defined below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.         DEFINITIONS

1.1       “Affiliate” shall mean a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. The word “control” means the ownership of more than fifty percent (50%) of the issued and outstanding equity securities of such entity (determined by vote and by value). Notwithstanding the foregoing, for the purposes of this Agreement, JV shall not be considered to be an Affiliate of any Party.

1.2       “Agility Contract” shall mean that certain “Development and Supply Agreement” dated March 6, 2018, between Romeo Systems Inc. and Agility Fuel Systems LLC.

1.3       “Ancillary Agreements” shall mean this Agreement, the Security Agreement, Trademark License Agreements, Confidentiality Agreement, Lease Agreement and

Shared Services Agreement, and an “Ancillary Agreement” shall mean any such agreement or contract.

1.4       “Bankruptcy Code” shall have the meaning ascribed to it in Section 15.2.

1.5       “Board” shall mean the board of directors for JV.

1.6       “BorgWarner Exit” shall mean the point at which BorgWarner ceases to own or control, directly or indirectly, any ownership interest in JV.

1.7       “Change of Control” shall mean, with respect to any Party, the change of the party or parties that is or are in Control of such Party.

1.8       “Confidential Information” shall mean any Proprietary Information that is maintained by the owner as secret or confidential or that otherwise is non-public, including information that is marked as confidential or proprietary or that ought reasonably to be understood as confidential or proprietary. Notwithstanding the foregoing, any trade secrets must be marked as a “trade secret” by the disclosing Party; all of IP Holdco’s Proprietary Information and Romeo’s Proprietary Information, and all Current Romeo IP, Future Romeo IP and IP Holdco IP, are deemed Romeo’s and IP Holdco’s Confidential Information; all of JV’s Proprietary Information and JV IP are deemed JV’s Confidential Information; and all of BorgWarner’s Proprietary Information is deemed BorgWarner’s Confidential Information.

1.9       “Control” means the direct or indirect power to elect a majority of directors or to direct the management of a company by reason of ownership of more than 50% of the issued and outstanding equity in such company or by means of contract or otherwise.

1.10     “Copyleft Code” shall have the meaning ascribed to it in Section 7.4.1.

1.11     “Current Romeo IP” shall mean all Intellectual Property and rights in Proprietary Information owned by Romeo on the Effective Date (and immediately prior to the IP Transfer), including the Intellectual Property set forth on and attached hereto as Exhibit A.

1.12     “Direct Competitor” shall mean the parties set forth on Exhibit B attached hereto and any other person or entity that competes directly with BorgWarner or JV.

1.13     “Enhancements” shall mean changes, additions, modifications, improvements and derivative works, and all Intellectual Property rights therein and thereto.

1.14     “Escrow Agreement” shall mean the technology escrow agreement between Romeo, IP Holdco, JV, BorgWarner and a Third Party escrow provider (“Escrow Agent”), having an effective date of May 6, 2019, under which Escrow Materials are deposited with the Escrow Agent.

1.15     “Escrow Materials” shall mean the information and materials deposited with the Escrow Agent under the Escrow Agreement.

1.16     “Establishment Date” shall mean the date on which the JV is established in accordance with Section 4.1 of the JV Agreement.

1.17     “Event of Force Majeure” shall have the meaning ascribed to it in Section 15.18.

1.18     “Future Romeo IP” shall mean all Intellectual Property and rights in Proprietary Information conceived, made, discovered, written, developed, or created, after the Effective Date, by or on behalf of Romeo, in each case owned by Romeo immediately prior to the IP Transfer; in each case including Enhancements to Current Romeo IP owned by Romeo.

1.19     “Intellectual Property” shall mean all intellectual property rights, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications, and patents issuing thereon, and design patents, design registrations, and applications therefor; (ii) works of authorship, expressions, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, mask work rights, and all registrations, applications for registration and renewals of such copyrights; and (iii) trade secrets. For purposes of this Agreement, and notwithstanding the foregoing, Intellectual Property excludes the LOGO (as defined in the Trademark License Agreement by and between JV and Romeo, dated May 6, 2019) and related trademarks.

1.20     “Internal Use” means to access and operate in each case solely for internal testing and research purposes and not for commercial uses or applications.

1.21     “IP Fee” shall have the meaning ascribed to it in Section 6.3.

1.22     “IP Holdco-BorgWarner License” shall have the meaning ascribed to it in Section 4.2.

1.23     “IP Holdco IP” shall mean the Current Romeo IP and the Future Romeo IP transferred from Romeo to IP Holdco pursuant to the IP Transfer, and any other Intellectual Property owned or controlled by IP Holdco.

1.24     “IP Holdco-JV License” shall have the meaning ascribed to it in Section 4.4.

1.25     “IP Holdco-Romeo License” shall have the meaning ascribed to it in Section 4.3.

1.26     “IP Owner” shall have the meaning ascribed to it in Section 9.2.

1.27     “IP Transfer” shall mean the assignment and transfer of the Current Romeo IP and the Future Romeo IP from Romeo to IP Holdco pursuant to the Romeo IP Assignment Agreement dated May 6, 2019.

1.28     “Joint IP” shall mean any Intellectual Property that is developed or created outside the Application Engineering Services Agreement jointly by one or more agents, employees, or subcontractors engaged or appointed by JV and one or more agents, employees, or subcontractors engaged or appointed by Romeo. All Joint IP shall be jointly owned by JV and IP Holdco.

1.29     “JV-BorgWarner License” shall have the meaning ascribed to it in Section 5.2.

1.30     “JV Business Awards” shall mean (i) all business awarded to the JV under all customer orders, contracts, and awards letters entered into by JV, (ii) all business described in any proposal submitted by JV, and (iii) any potential business award as to which JV was in the course of design, development, or engineering work.

1.31     A “JV Deadlock” shall be deemed to have occurred as follows: If a proposal requiring the approval of the Board is submitted to the Board and is not duly approved, whether due to a failure to attain sufficient votes in favor or due to a failure to establish a quorum, for two consecutive proposed official meetings of the Board when such proposal is on the agenda for such meetings, and either both BorgWarner-nominated members of the Board or the Romeo-nominated member of the Board designate such matter a potential JV Deadlock by written notice to each of JV, BorgWarner and Romeo, then promptly after receipt of such notice, JV shall convene a meeting of the Board at which meeting the Board must attempt in good faith to resolve the potential JV Deadlock.  If the Board cannot resolve the potential JV Deadlock after such Board meeting or a quorum for such meeting cannot be established, the highest level officers of each of BorgWarner and Romeo will meet and try to resolve the potential JV Deadlock.  If the potential JV Deadlock remains unresolved for a period of 60 days following the date on which the first such meeting between high-level officers was held (or was to be held), then a “JV Deadlock” shall be deemed to have occurred.

1.32     “JV Field” shall mean:

(a)        Mobility applications worldwide, excluding (i) on-road vehicles having a gross vehicle weight rating (GVWR) greater than 20,000 lbs. both manufactured and sold in North America, and (ii) during the Exclusivity Period of the Agility Contract, any vehicles having a gross vehicle weight rating (GVWR) greater than 14,000 lbs. and both manufactured and sold in North America;

(b)        Recreational Vehicles manufactured and sold outside of North America;

(c)        Specialty Items manufactured and sold outside of North America; and

(d)        Any and all applications that become subject to the exercise of a JV ROFR Option pursuant to Section 5.2(b) of the JV Agreement, including applications described in clauses (b), (c) or (d) of the definition of “Romeo Field”.

1.33     “JV-Romeo License” shall have the meaning ascribed to it in Section 5.3.

1.34     “JV IP” shall mean all Intellectual Property and rights in Proprietary Information owned or developed for or by JV, including, but not limited to, any Intellectual

Property owned by JV pursuant to the Application Engineering Services Agreement and each specific statement of work thereto for services Romeo provides to JV. For clarity, JV IP shall not include IP Holdco IP, Current Romeo IP and Future Romeo IP.

1.35     “JV Revenue” shall have the meaning ascribed to it in Section 4.5.

1.36     “Know-How” shall mean any and all technical information, trade secrets, formulas, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, formulae, enhancements, modifications, technological developments, techniques, designs, data, and other knowledge, information, skills, and materials that are not generally known to the public.

1.37     “Licensee” shall mean a Party that is receiving a license from another Party under this Agreement.

1.38     “Licensor” shall mean a Party that is granting a license to another Party under this Agreement.

1.39     “Non-Triggering Event” shall mean either (i) a BorgWarner Exit following a JV Deadlock or (ii) a dissolution of JV pursuant to the JV Agreement (other than as a result of a Termination Event under Section 18.1(a) of the JV Agreement), in each case without the occurrence of a Triggering Event.

1.40     “Mobility” shall mean, with the exception of Recreational Vehicles and Specialty Items, any application that moves, including without limitation any air, water, on-road (e.g., automotive / light duty, medium duty or heavy duty vehicle), off-road, construction, or commercial non-residential agricultural applications, and any application that transports people or cargo.

1.41     “Open Source Software” means any software, programming, or other code that is subject to the GNU General Public License, GNU Library General Public License, Artistic License, BSD license, Mozilla Public License, or any similar license, including those licenses listed at www.opensource.org/licenses.

1.42     “Person” shall mean any natural person, legal person, enterprise, association of natural persons, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture or joint development vehicle, estate, trust or company (including any limited liability company or joint stock company), or a combination thereof.

1.43     “Products” shall mean battery packs, including energy storage, thermal management structures, battery management systems and related electronics, as well as the integration, adaption, packaging or interface of Products into the Products’ application.

1.44     “Projected Business Awards Revenue” shall mean revenues calculated by the price per unit (identified in JV Business Awards) multiplied by the projected average annual production volumes for each relevant vehicle program identified in the most recent IHS Markit forecast.

1.45     “Proprietary Information” shall mean business and technical information, including all inventions (whether or not the subject matter of a patent right), discoveries, formulae, improvements, designs, reports, ideas, electrical hardware, mechanical hardware, samples, commercial embodiments, Know-How, expertise, specifications, processes, methods, techniques, procedures, programs, plans, drawings, data, samples, prototypes, Intellectual Property, technology, software (including all object and source code and related documentation, libraries, files, scripts, databases, and computer programs), financial information, business opportunities, pricing information and customer information, regardless of the form or manner in which it is maintained, as well as all documents and materials (in any medium) which contain such information.

1.46     “Recreational Vehicles” shall mean all-terrain vehicles (ATV), golf carts, motorcycles (including mini-bikes and trail-bikes), camper/trailers/motor homes, snowmobiles, off-road recreational vehicles (including for military use), personal electric aircrafts, and recreational personal watercraft vehicles (PWC).

1.47     “Rejection” shall have the meaning ascribed to it in Section 15.2.

1.48     “Romeo-BorgWarner License” shall have the meaning ascribed to it in Section 3.2.

1.49     “Romeo Field” shall mean:

(a)        Stationary applications worldwide;

(b)        Recreational Vehicles;

(c)        Specialty Items; and

(d)        (i) on-road vehicles having a gross vehicle weight rating (GVWR) greater than 20,000 lbs., and (ii) solely with respect to Romeo’s performance under the Agility Contract as in effect as of the date of this Agreement (without any extensions or modifications thereof), on-road vehicles having a gross vehicle weight rating (GVWR) greater than 14,000 lbs., it being acknowledged for the avoidance of doubt that other than with respect to such performance the applications described in this clause (ii) shall be part of the JV Field, provided that (x) clauses (b) through (d) shall be limited to Products both manufactured and sold in North America and (y) clauses (a) through (d) shall be limited to Products not exceeding a total of 6.8 gigawatt hours (GWh) in aggregate annual production capacity, consistent with Romeo’s planned capacity usage.

1.50     “Romeo R&D Activities” shall mean research, development, and/or other activities by Romeo that are directed to Mobility and, after the Establishment Date, are at the direction of, prioritized by, and approved by the Board and agreed to by Romeo’s Board of Directors.

1.51     “R&D Minimum” shall mean minimum thresholds of expenditures by Romeo for Romeo R&D Activities for each fiscal year of JV, which minimum threshold shall be equal to the greater of (a) eighty percent (80%) of Romeo’s current annual overall research and development budget or (b) $15,000,000; which shall be on a prorated basis for any partial fiscal years during operation of the JV. Romeo’s annual overall research and development budget for each fiscal year of JV shall be proposed by Romeo, negotiated among the Parties, and approved by the Board prior to commencement of the Romeo R&D Activities.

1.52     “Specialty Items” shall mean forklifts, Zambonis, burden carriers, tow tractors, non-commercial residential lawn landscaping equipment, resurfacers, and rail vehicles.

1.53     “Stationary” shall mean any application that does not move or is not intended to be moved, including but not limited to, (i) industrial applications within manufacturing facilities, (ii) residential applications, and (iii) commercial and industrial installations for behind-the-meter, in-front-of-the-meter and off-grid applications.

1.54     “Term” shall have the meaning ascribed to it in Section 11.1.

1.55     “Third Party” means any Person other than BorgWarner, Romeo, JV or IP Holdco, or their respective Affiliates.

1.56     “Third-Party Materials” shall mean Intellectual Property or other proprietary rights owned by a Third Party.

1.57     “Triggering Event” shall mean: (i) a liquidation, bankruptcy or similar insolvency event with respect to Romeo, (ii) Romeo forming an intention to engage professionals to advise it with regard to preparing for a potential voluntary bankruptcy or Romeo forming an intention to or considering a resolution (or the equivalent) to file for a voluntary bankruptcy, or (iii) a breach by Romeo or IP Holdco of any debt covenant that is not cured within the time required to avoid an event of default under the applicable debt instrument; or (iv) the dissolution of JV as a result of a Termination Event under Section 18.1(e) of the JV Agreement based on Romeo’s breach.

1.58     “US GAAP” shall mean accounting principles generally accepted in the USA.

2.         SEQUENCE OF INTELLECTUAL PROPERTY LICENSES

2.1       Sequence. The licenses set forth in Sections 3, 4, and 5 shall go into effect in the following sequence:

2.1.1    The Romeo-BorgWarner License shall be effective upon execution of this Agreement and immediately prior to the IP Transfer.

2.1.2    The IP Holdco-BorgWarner License and IP Holdco-Romeo License shall be effective upon execution of this Agreement and immediately after the IP Transfer.

2.1.3    The IP Holdco-JV License, JV-Romeo License, and JV-BorgWarner License shall be effective as of the Establishment Date.

3.         ROMEO INTELLECTUAL PROPERTY

3.1       Ownership of Romeo Intellectual Property. Romeo represents and warrants to BorgWarner and JV that, immediately prior to the IP Transfer, Romeo is the owner of the Current Romeo IP.

3.2       Grant of License by Romeo to BorgWarner (the “Romeo-BorgWarner License”).

3.2.1    Subject to the terms and conditions of this Agreement, Romeo hereby grants to BorgWarner and its Affiliates a perpetual, irrevocable worldwide license to the Current Romeo IP and the Future Romeo IP.

3.2.2    Unless and until there has been a Triggering Event, the license granted to BorgWarner in Section 3.2.1 is non-exclusive, non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates.

3.2.3    Notwithstanding anything to the contrary in Sections 3.2.1 or 3.2.2, only upon the occurrence of a Triggering Event:

3.2.3.1 BorgWarner and its Affiliates will have the right to obtain the Escrow Materials from the Escrow Agent under the terms of the Escrow Agreement.

3.2.3.2 Upon a single, one-time, lump-sum payment by BorgWarner to Romeo of an amount equal to three times (3x) the then-prior fiscal year’s IP Fee, then the restrictions of the license being non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates shall be immediately removed. For clarity and avoidance of doubt, upon the payment described in this Section 3.2.3.2, subject to the IP Holdco-Romeo License, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, non-exclusive, transferable, sublicensable license to the Current Romeo IP and the Future Romeo IP to use, develop, manufacture, have manufactured, maintain, repair, service, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products).

3.2.3.3 Upon a single, one-time, lump-sum payment by BorgWarner to Romeo of an amount equal to five times (5x) the then-prior fiscal year’s IP Fee, then the restrictions of the license being non-exclusive, non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates shall be immediately removed. For clarity and avoidance of doubt, upon the payment described in this Section 3.2.3.3, subject to the IP Holdco-Romeo License, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable license to the

Current Romeo IP and the Future Romeo IP to use, develop, manufacture, have manufactured, maintain, repair, service, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products).

3.2.3.4 It is the intention of the Parties that, following the Triggering Event, if there is a Rejection by Romeo of the license to BorgWarner, then BorgWarner and its Affiliates would fully be able to exercise their rights under this Agreement and all agreements supplementary hereto (including the Ancillary Agreements, where applicable), and under Section 365 of the Bankruptcy Code, as a licensee to the fullest extent permitted by the Bankruptcy Code and applicable law.

3.2.4    Non-Triggering Event. Notwithstanding anything to the contrary in Sections 3.2.1 or 3.2.2, upon the occurrence of a Non-Triggering Event and the payment by BorgWarner to Romeo of a single, one-time, lump-sum amount equal to three times (3x) an amount equal to 1.2% of the Projected Business Awards Revenue as of the date of such Non-Triggering Event, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable license to the Current Romeo IP and the Future Romeo IP to use, develop, manufacture, have manufactured, maintain, repair, service, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products), in each case solely to the extent necessary for BorgWarner to perform under the JV Business Awards and provide subsequent parts and service. Upon any Non-Triggering Event and payment described in this Section 3.2.4, Romeo shall provide assistance and support to BorgWarner for BorgWarner to perform under the JV Business Awards and subsequent customer service.

3.2.5    Third Party Materials. Subject to any confidentiality or other restrictions imposed on Romeo with respect to Third-Party Materials:

3.2.5.1 Romeo will inform BorgWarner in writing of any Third-Party Materials that: (i) Romeo has incorporated into Current Romeo IP or Proprietary Information prior to the Effective Date that Romeo has provided or will provide to BorgWarner in connection with this Agreement and (ii) are subject to any existing Third-Party license agreements (or license terms) that impose obligations on BorgWarner. Romeo will provide copies of such Third-Party license agreements to BorgWarner as soon as reasonably practicable. Any financial obligations imposed on BorgWarner by such Third-Party Materials shall not be effective unless BorgWarner has been informed of such Third-Party Materials and been provided copies of such Third-Party license agreements.

3.2.5.2 Romeo will inform BorgWarner in writing of any Third-Party Materials that: (i) Romeo may incorporate into Romeo R&D Activities, Products, Proprietary Information, or Future Romeo IP that will be provided to BorgWarner in connection with this Agreement and (ii) are subject to any existing Third-Party license agreements (or license terms) that could impose obligations on BorgWarner. Romeo will provide copies of such Third-Party license agreements to BorgWarner as soon as reasonably practicable. Any financial obligations imposed on BorgWarner by such Third-Party Materials shall not be effective unless BorgWarner has given prior written consent to such obligations, which BorgWarner shall not unreasonably withhold, condition or delay, and if BorgWarner does not communicate that it will withhold its consent within five (5) business days after it receives such copies, then BorgWarner will be deemed to have given its consent.

4.         IP HOLDCO INTELLECTUAL PROPERTY; LICENSES; IP FEE

4.1       Ownership of IP Holdco Intellectual Property. IP Holdco represents and warrants to BorgWarner that, following the applicable IP Transfer, and subject to the licenses and rights set forth in this Agreement, IP Holdco is the owner of the IP Holdco IP. A Rejection by Romeo of the license granted in Section 3 shall not limit, restrict, reduce or otherwise constrain the licenses granted in this Section 4.

4.2       Grant of License by IP Holdco to BorgWarner (the “IP Holdco-BorgWarner License”).

4.2.1    Subject to the terms and conditions of this Agreement, IP Holdco hereby grants to BorgWarner and its Affiliates a perpetual, irrevocable worldwide license to the IP Holdco IP.

4.2.2    Unless and until there has been a Triggering Event, the license granted to BorgWarner in Section 4.2.1 is non-exclusive, non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates.

4.2.3    Notwithstanding anything to the contrary in Sections 4.2.1 or 4.2.2, only upon the occurrence of a Triggering Event:

4.2.3.1 BorgWarner and its Affiliates will have the right to obtain the Escrow Materials from the Escrow Agent under the terms of the Escrow Agreement.

4.2.3.2 Upon a single, one-time, lump-sum payment by BorgWarner to IP Holdco of an amount equal to three times (3x) the then-prior fiscal year’s IP Fee, then the restrictions of the license being non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates shall be immediately removed. For clarity and avoidance of doubt, upon the payment described in this Section 4.2.3.2, subject to the IP Holdco-Romeo License, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, non-exclusive, transferable, sublicensable license to the IP Holdco IP to use, develop, manufacture, have manufactured, maintain, repair, service, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products). For the avoidance of doubt, the payment under Section

4.2.3.2 is the same payment as, not a separate additional payment to, the payment under Section 3.2.3.2.

4.2.3.3 Upon a single, one-time, lump-sum payment by BorgWarner to IP Holdco of an amount equal to five times (5x) the then-prior fiscal year’s IP Fee, then the restrictions of the license being non-exclusive, non-transferable, non-sublicensable, and limited to Internal Use only by BorgWarner and its Affiliates shall be immediately removed. For clarity and avoidance of doubt, upon the payment described in this Section 4.2.3.3, subject to the IP Holdco-Romeo License, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable license to the IP Holdco IP to use, develop, manufacture, have manufactured, maintain, repair, service, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products). For the avoidance of doubt, the payment under Section 4.2.3.3 is the same payment as, not a separate additional payment to, the payment under Section 3.2.3.3.

4.2.3.4 It is the intention of the Parties that, following the Triggering Event, if there is a Rejection by Romeo of the license to BorgWarner, then BorgWarner and its Affiliates would fully be able to exercise their rights under this Agreement and all agreements supplementary hereto (including the Ancillary Agreements, where applicable), and under Section 365 of the Bankruptcy Code, as a licensee to the fullest extent permitted by the Bankruptcy Code and applicable law.

4.2.4    Non-Triggering Event. Notwithstanding anything to the contrary in Sections 4.2.1 or 4.2.2, upon the occurrence of a Non-Triggering Event and the payment by BorgWarner to IP Holdco of a single, one-time, lump-sum amount equal to three times (3x) an amount equal to 1.2% of the Projected Business Awards Revenue as of the date of such Non-Triggering Event, BorgWarner and its Affiliates have a perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable license to the IP Holdco IP to use, develop, manufacture, have manufactured, maintain, support, modify, create Enhancements to and improve the Products (directly or through other sources), import, export, or otherwise commercialize products (including Products), in each case solely to the extent necessary for BorgWarner to perform under the JV Business Awards and provide subsequent customer parts and service. Upon any Non-Triggering Event and payment described in this Section 3.2.4, Romeo shall provide assistance and support to BorgWarner for BorgWarner to perform under the JV Business Awards and subsequent customer service. For the avoidance of doubt, the payment under Section 4.2.4 is the same payment as, not a separate additional payment to, the payment under Section 3.2.4.

4.3       Grant of License by IP Holdco to Romeo (the “IP Holdco-Romeo License”). IP Holdco shall grant and hereby grants to Romeo a perpetual, irrevocable, worldwide, sublicensable (through multiple tiers), royalty-free, fully paid-up, license under the IP Holdco IP to make, have made, import, use, market, offer for sale and sell products (including Products) and services, and otherwise fully exploit the IP Holdco IP, in the Romeo Field. The license granted to Romeo in this Section 4.3 is sublicensable to a Third Party that is not a Direct Competitor of BorgWarner.

4.4       Grant of License by IP Holdco to JV (the “IP Holdco-JV License”).

4.4.1    Subject to the terms and conditions of this Agreement, IP Holdco hereby grants to JV a perpetual, irrevocable, worldwide license under the IP Holdco IP to make, have made, import, use, market, offer for sale and sell products (including Products) and services, and otherwise fully exploit the IP Holdco IP, in the JV Field. The license granted in this Section 4.4.1 is an exclusive license in the JV Field, subject to the IP Holdco-BorgWarner license, the IP Holdco-Romeo License, and the Romeo-BorgWarner License.

4.4.2    The license granted to JV by this Section 4.4.1 shall not be altered or modified by, and will continue despite, a Triggering Event.

4.4.3    It is the intention of the Parties that if there is a Rejection by IP Holdco of the IP Holdco – JV License, JV and its Affiliates will be fully able to exercise their rights under this Agreement and all agreements supplementary hereto, and under Section 365 of the Bankruptcy Code, as a licensee.

4.4.4    Third Party Materials. Subject to any confidentiality or other restrictions imposed on IP Holdco with respect to Third-Party Materials:

4.4.4.1 IP Holdco will inform JV in writing of any Third-Party Materials that: (i) Romeo has incorporated into Current Romeo IP or Proprietary Information prior to the Effective Date that Romeo has provided or will provide to JV in connection with this Agreement and (ii) are subject to any existing Third-Party license agreements (or license terms) that impose obligations on JV. IP Holdco will provide copies of such Third-Party license agreements to JV as soon as reasonably practicable. Any financial obligations imposed on JV by such Third-Party Materials shall not be effective unless JV has been informed of such Third-Party Materials and been provided copies of such Third-Party license agreements.

4.4.4.2 IP Holdco will inform JV in writing of any Third-Party Materials that: (i) Romeo may incorporate into Romeo R&D Activities, Products, Proprietary Information, or Future Romeo IP that will be provided to JV in connection with this Agreement, and (ii) are subject to any existing Third-Party license agreements (or license terms) that could impose obligations on JV. IP Holdco will provide copies of such Third-Party license agreements to JV as soon as reasonably practicable. Any financial obligations imposed on JV by such Third-Party Materials shall not be effective unless JV has given prior written consent to such obligations, which JV shall not unreasonably withhold, condition or delay, and if JV does not communicate that it will withhold its consent within five (5) business days after it receives such copies, then JV will be deemed to have given its consent.

4.5       IP Fee. JV will pay an annual fee (the “IP Fee”) to Romeo in consideration of JV’s license to use the IP Holdco IP under this Agreement so long as Romeo meets the R&D Minimum for the previous fiscal year of JV. Notwithstanding anything herein, if Romeo fails to meet the R&D Minimum for the previous fiscal year of JV and then, during the first quarter of the following fiscal year of JV, Romeo is meeting the then-current pro rata R&D Minimum, then Romeo can increase its expenditures for Romeo R&D Activities to cover the shortfall in the R&D Minimum for the previous fiscal year of JV and JV will pay the IP Fee to Romeo. However, Romeo shall not be entitled the IP Fee if: (i) Romeo has failed to meet the R&D Minimum for two consecutive fiscal years of JV, or (ii) Romeo has failed to meet the R&D Minimum for three fiscal years of JV. The amount of the IP Fee will be based on JV revenue for the prior fiscal year of JV (determined in accordance with U.S. GAAP) (“JV Revenue”), as follows:

JV Revenue	IP Fee
Less than $100M	3% of JV Revenue
Greater than or equal to $100M, but less than $500M	$3M plus 1% of JV Revenue over $100M
Greater than or equal to $500M but less than $1BN	$7M plus 0.75% of JV Revenue over $500M
Greater than or equal to $1BN but less than $5BN	$10.75M plus 0.5% of JV Revenue over $1BN
Greater than or equal to $5BN	$30.75M plus 0.25% of JV Revenue over $5BN

Expenditures by Romeo for Romeo R&D Activities between the Effective date and the Establishment Date shall be included to determine whether Romeo met the R&D Minimum for the first fiscal year of JV. Expenditures by Romeo for Romeo R&D Activities above the R&D Minimum in any given fiscal year, which are not expenditures for Romeo R&D Activities to cover a shortfall in the R&D Minimum for a previous fiscal year, shall be carried forward to the immediate subsequent fiscal year in order to calculate whether Romeo has met the R&D Minimum in such years. JV shall promptly provide a copy of its annual audited financial statements to each of the other Parties upon receipt of such statements from JV’s external auditor. Except as otherwise agreed by the parties in writing, JV shall pay the IP Fee annually in a lump sum payment within thirty (30) days after JV’s receipt of the audited financial statements with respect to JV’s prior fiscal year. Romeo shall also have the right, not more than once each fiscal year of JV, to audit JV’s records for the purpose of verifying the IP Fee paid for the prior fiscal year of JV. Such audits shall be conducted during normal business hours and shall not unreasonably interfere with JV’s conduct of its business. Each such audit shall be at Romeo’s expense, unless a particular audit reveals that JV underpaid by five percent (5%) or more, in which case JV shall bear the expense of such audit.

4.6       Maintenance of Current Romeo IP and Future Romeo IP.

4.6.1    IP Holdco Patents. Romeo shall pay any and all maintenance and annuity fees due on behalf of IP Holdco to keep patents within the Current Romeo IP, Future Romeo IP, and IP Holdco IP in force at all times. Romeo agrees to perform all acts that it, in agreement with any of the other Parties, deems necessary to permit and assist IP Holdco in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in, to and of the Current Romeo IP or Future Romeo IP. If IP Holdco is unable for any reason to secure Romeo’s signature (or signature of any Romeo employee or agent) on any document required to file, prosecute, maintain, register or memorialize the assignment of any rights in or to any Current Romeo IP or Future Romeo IP, Romeo hereby irrevocably designates and appoints IP Holdco and IP Holdco’s duly authorized officers and agents as Romeo’s agents and attorneys-in-fact to act for and on Romeo’s behalf and instead of Romeo to take all lawfully permitted acts to further the filing, prosecution, registration, maintain, memorialization of assignment, issuance and enforcement of rights in or to Current Romeo IP or Future Romeo IP, all with the same legal force and effect as if executed by Romeo. If IP Holdco desires to cease paying any maintenance or annuity fees for any patent, it shall give JV and BorgWarner not less than forty-five (45) days’ prior written notice of such intention. The notice shall identify the patent in question, the fees or steps needed and the time by which they must be paid or taken. JV shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership, and maintenance at its cost; thereafter, IP Holdco shall enter into an assignment of that patent or application and all rights, title and interest thereunder to JV.

4.6.2    IP Holdco Patent Applications. If Romeo desires to cease paying any maintenance or annuity fees for any patent application, or abandon the prosecution of any patent application, on behalf of IP Holdco, it shall give JV and BorgWarner written notice of such intention not less than forty-five (45) days’ prior to the applicable fee payment or abandonment deadline. The notice shall identify the application in question, the fees or steps needed and the time by which they must be paid or taken. JV shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership and prosecution at its cost; thereafter, IP Holdco shall enter into an assignment of that patent application and all rights, title and interest thereunder to JV.

5.         JV INTELLECTUAL PROPERTY

5.1       Ownership of JV IP. JV represents and warrants to the Parties that, subject to the licenses and rights set forth in this Agreement, JV shall be the owner or in control of the JV IP.

5.2       Grant of License by JV to BorgWarner (the “JV-BorgWarner License”). JV hereby grants to BorgWarner and its Affiliates a perpetual, irrevocable, worldwide, non-exclusive, fully-paid license under the JV IP to make, have made, import, use, market, offer for sale, sell, repair, maintain, export, or otherwise commercialize products (including Products).

5.3       Grant of License by JV to Romeo (the “JV-Romeo License”). JV shall grant and hereby grants to Romeo a perpetual, irrevocable, worldwide, non-exclusive, fully-paid, non-transferable, license under the JV IP to make, have made, import, use, market, offer for sale, sell, repair, maintain, export or otherwise commercialize products (including Products) in the Romeo Field.

5.4       Third Party Materials.

5.4.1    JV will inform BorgWarner in writing of any Third-Party Materials that are or may be embodied in a JV IP, or other item provided or to be provided to BorgWarner in connection with this Agreement. To the extent needed for BorgWarner to practice rights granted in this Section 5, JV shall cause any Third Party to grant to BorgWarner, an irrevocable, perpetual, worldwide, non-exclusive license under Third-Party Materials. To the extent that any such Third-Party Materials are provided subject to any existing Third-Party license agreements (or license terms) that impose obligations on BorgWarner, JV will provide copies of any such Third-Party license agreements to BorgWarner as soon as reasonably possible after the Effective Date.

5.4.2    JV will inform Romeo in writing of any Third-Party Materials that are or may be embodied in a JV IP, or other item provided or to be provided to Romeo in connection with this Agreement. To the extent needed for Romeo to practice rights granted in this Section 5, JV shall cause any Third Party to grant to Romeo, an irrevocable, perpetual, worldwide, non-exclusive license under Third-Party Materials. To the extent that any such Third-Party Materials are provided subject to any existing Third-Party license agreements (or license terms) that impose obligations on Romeo, JV will provide copies of any such Third-Party license agreements to Romeo as soon as reasonably possible after the Effective Date.

6.         ROMEO R&D ACTIVITIES

6.1       Obligations. Romeo shall perform the Romeo R&D Activities.

6.2       Records. Romeo shall keep full, complete and proper records and accounts of all R&D Activities, and expenditures for such R&D Activities, in reasonably sufficient detail to enable the Board to determine whether the R&D Minimums have been met by Romeo.

6.3       Reporting. Not later than fifteen (15) days after each calendar quarter ending following the Establishment Date, Romeo shall submit to JV and BorgWarner a report on the R&D Activities, in reasonably sufficient detail to enable the Board to determine whether the R&D Minimums have been met by Romeo, including at least the following information, in each case in Romeo’s reasonable discretion: (i) a description and status of ongoing R&D Activities, (ii) a description of completed R&D Activities, (iii) status of patent application(s) being pursued for any Intellectual Property resulting from the R&D Activities, and (iv) Romeo’s expenditures on R&D Activities for the quarter and relative to the R&D Minimum and Romeo’s budget for the R&D Activities.

6.4       Audit Rights. The Board shall also have the right, not more than once each fiscal year of JV, to audit Romeo’s records for the purpose of verifying that Romeo has met the R&D Minimum for the prior fiscal year of JV or Romeo’s compliance with Section 7.3.1. Such audits shall be conducted during normal business hours and shall not unreasonably interfere with Romeo’s conduct of its business. Each such audit shall be at JV’s expense, unless a particular audit reveals that Romeo failed to report that Romeo did not maintain the R&D Minimum for the fiscal year of JV being audited, in which case Romeo shall bear the expense of such audit.

7.         TECHNOLOGY TRANSFER; SOFTWARE

7.1       Transfer of Intellectual Property. Commencing as soon as reasonably practical after the Effective Date, Romeo and IP Holdco shall on an ongoing basis disclose and provide to BorgWarner the IP Holdco IP and Proprietary Information of Romeo or IP Holdco (as the case may be). Commencing as soon as reasonably practical after the Establishment Date: (a) Romeo and IP Holdco shall on an ongoing basis disclose and provide to JV: (i) the IP Holdco IP and (ii) Proprietary Information of Romeo or IP Holdco (as the case may be), and (b) JV shall on an ongoing basis disclose and provide to Romeo the JV IP. For clarity, Romeo and IP Holdco shall have the right and license to hold, control, and use copies or embodiments of the Current Romeo IP, Future Romeo IP, IP Holdco IP and JV IP in accordance with Romeo’s license to the same under this Agreement. JV shall have the right and license to hold, control, and use copies or embodiments of the Current Romeo IP, Future Romeo IP, IP Holdco IP and JV IP in accordance with JV’s license to the same under this Agreement. BorgWarner shall have the right and license to hold, control, and use copies or embodiments of the Current Romeo IP, Future Romeo IP, IP Holdco IP and JV IP in accordance with BorgWarner’s license to the same under this Agreement.

7.2       Identification and Disclosure of Romeo Future IP, IP Holdco IP, and JV IP. The Parties shall meet regularly (in person or by audio or video conference), once every three (3) months or less frequently if mutually agreed by the Parties, to discuss: (a) Future Romeo IP and JV IP, (b) the procedures by which JV will disclose JV IP to Romeo and BorgWarner and the procedures by which Romeo and/or IP Holdco will disclose Future Romeo IP to JV and BorgWarner, and (c) procedures to identify which IPHoldco IP relates to Products and/or the JV Field and which IPHoldco IP relates exclusively to the Romeo Field.

7.3       Escrow Deposit. Romeo and IP Holdco agree to deposit with the Escrow Agent the Escrow Materials, and to update such Escrow Materials from time to time, pursuant to the Escrow Agreement. The Escrow Materials shall be released upon the occurrence of certain events as described herein and in the Escrow Agreement, under the licenses to such released materials set forth in this Agreement and subject to the confidentiality obligations with respect to such materials set forth in this Agreement and the Escrow Agreement.

7.4       Open Source Software.

7.4.1    Open Source Software Restrictions. Romeo and JV shall each use its best efforts to ensure that all Products or other deliverables that it delivers or to which it contributes that contain software code do not include any Open Source Software as a result of which any Party’s use of the Current Romeo IP, Future Romeo IP, Products or other deliverables would be subject to any requirements that such using Party: (i) must cause such Products or other deliverables to be licensed, in whole or part, to Third Parties under public license(s), whether on a free or royalty-bearing basis; or (ii) must allow Third Parties under such public licenses to run, copy, study, modify and redistribute the Products or other deliverables without restriction (both 7.4.1(i) and (ii) being “Copyleft Code”). Each of Romeo and JV shall, at its expense, periodically throughout the Term, conduct an audit of the Products or other deliverables that it delivers or to which it contributes to confirm that no part of any such Products or other deliverables contains any Copyleft Code. Romeo and JV shall provide the results of such audits to the other Parties, subject to the confidentiality obligations set forth in this Agreement.

7.4.2    Active Maintenance. Without limitation of anything in Section 7.3.2, each of Romeo and JV represents, warrants and covenants that the Products or other deliverables that it delivers or to which it contributes do not, and shall not, require the use of any Open Source Software that is not actively maintained. For the purposes of this provision, Open Source Software will be considered to be not actively maintained if: (i) more than a calendar year has passed since the last release that addresses known bugs and/or security vulnerabilities; or (ii) the designer, manufacturer, licensor, or distributor issues an end-of-life notice for the applicable Open Source Software or otherwise publicly acknowledges that it will no longer maintain such Open Source Software; or (iii) the official distribution web site does not list an individual who maintains the Open Source Software; or (iv) the contact information for the maintainer of the Open Source Software is no longer valid; or (v) the maintainer fails to respond to any question or request for security fixes for longer than one calendar month.

7.4.3    Remedies. In the event any Products or other deliverables that a Party delivers or to which it contributes require the use of any Open Source Software that is or becomes not actively maintained, that Party shall, at its sole cost and expense (unless any other Party also contributed to that Products or other deliverables, in which case costs and expenses will be shared by the contributing Parties), either (a) replace such Open Source Software with an actively maintained equivalent, or (b) begin active maintenance of such Open Source Software.

8.         PATENT ADMINISTRATION

8.1       JV IP. JV shall have the sole right to control and file, prosecute, and maintain any U.S. and foreign patents and/or patent applications, including divisionals, continuations, and foreign counterparts of the same, covering JV IP and shall have the right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any such patent, patent application, or to continue the maintenance of any patent, or patent application in any jurisdiction. JV shall be responsible for all costs and expenses for protecting JV IP as and to the extent determined by the Board.

8.2       JV Ceasing. If JV intends to abandon any patent or patent application assigned to JV, it shall give IP Holdco, Romeo, and BorgWarner not less than forty-five (45) days’ prior written notice of such intention. The notice shall identify the application or patent in question, the fees or steps needed and the time by which they must be paid or taken. Unless other ownership, maintenance, and cost sharing of such patent or application is agreed to by IP Holdco and BorgWarner, within ten (10) days of receiving such notice, JV shall enter into an assignment of that patent or application and all rights, title and interest thereunder (without any representations or warranties) to IP Holdco and BorgWarner as joint owners, accompanied by a grant of a worldwide, perpetual, royalty-free, non-exclusive license to JV to make, have made, use, sell, offer to sell, import, export, modify, and otherwise to fully exploit commercially the subject matter covered by such patent or application. Unless otherwise agreed to by IP Holdco and BorgWarner, prosecution of any patent applications jointly owned by IP Holdco and BorgWarner shall be at the sole direction of BorgWarner with input provided by IP Holdco, and with mutually agreed counsel, and the costs and expenses of any jointly owned Intellectual Property shall be jointly shared on an equal (i.e., 50%-50%) basis between IP Holdco and BorgWarner.

8.3       Cooperation. The Parties shall cooperate in securing rights in the Intellectual Property and with respect to any resulting patent, registered copyright or other form of protection of the Intellectual Property and shall sign, or obtain employee signatures for, all documents required by the protection process. BorgWarner, Romeo, JV, and IP Holdco will each cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by JV (or IP Holdco or BorgWarner upon assignment of the Intellectual Property under Section 8.2) and necessary for the perfection, maintenance, enforcement or defense of JV’s (or upon assignment of the Intellectual Property under Section 8.2, IP Holdco’s or BorgWarner’s) rights as set forth herein.

9.         INFRINGEMENT OF INTELLECTUAL PROPERTY

9.1       Notice of Infringement. Any Party shall inform the other Parties promptly in writing of any alleged infringement or misappropriation occurring in the JV Field by a Third Party of any Intellectual Property licensed under this Agreement of which it has knowledge and provide any available evidence of such infringement or misappropriation to the other Parties.

9.2       Enforcement by IP Owner. During the Term, the IP Owner shall have the right, but not the obligation, to prosecute at its own expense through a suit, action, or other proceeding any infringements or misappropriation of its Intellectual Property. The other Parties agree, if requested by IP Owner and with all reasonable fees and expenses paid by IP Owner, to join any such enforcement of such Intellectual Property and to cooperate in the same with IP Owner. Each Party shall have the right to participate in the enforcement of any such Intellectual Property by the IP Owner. Should a Party choose to participate in the enforcement of such Intellectual Property by the IP Owner, such Party shall cooperate in good faith to determine how to enforce such Intellectual Property, including decisions on lead counsel for the enforcement efforts, venue for any suits, settlement offers, and settlement acceptance, with such Party responsible for the costs associated with its participation.

9.3       Enforcement by a Party Other than IP Owner. During the Term, should IP Owner decide to not prosecute any infringements or misappropriations of any of its Intellectual Property licensed under this Agreement, each Party shall have the right, but not obligation, to do so through a suit, action, or other proceeding at its own expense.  IP Owner shall and hereby does irrevocably and unconditionally waive any objection to such Party’s joinder of IP Owner to any proceeding described in this Section 9.3 on any grounds whatsoever, including on the grounds of personal jurisdiction, venue, or forum non conveniens. The other Parties agree, if requested by a Party and with all reasonable fees and expenses paid by such Party, to join any enforcement of Intellectual Property by such Party and to cooperate in the same with such Party.

9.4       Recovery.  In the event that a Party shall undertake the enforcement or defense of any Intellectual Property licensed under this Agreement, such Party may apply the recovered damages or settlement toward reimbursement of its expenses, including reasonable attorneys’ fees, and to IP Owner’s and the other Parties’ expenses, including reasonable attorneys’ fees in connection therewith.  Such Party shall have full right and authority to enter into any settlement, consent judgment or other voluntary final disposition of an enforcement action under Section 9.3.  Any remaining recovery or damages derived from such action shall be the sole property of such Party bringing the enforcement action or the joint property if more than one Party brought the enforcement action.

9.5       Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any patent included in any Intellectual Property licensed under this Agreement shall be brought against the IP Owner, the other Party’s not owning such Intellectual Property shall have no obligation to defend any such action, but each Party shall have the right to join in the defense of any such action and, in such event, shall pay 50% its equivalent share of the cost of such action.  In such event, IP Owner will confer with such joining Party prior to making any decision regarding settlement or other significant decisions regarding the action, and no such decision will be made without such joining Party’s consent, which consent will not be unreasonably withheld, conditioned or delayed.

9.6       Cooperation. In any infringement suit or declaratory action relating to any Intellectual Property licensed under this Agreement pursuant to this Section 9, all Parties shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.       CONFIDENTIALITY

10.1     Obligation. For a period of three (3) years from termination of this Agreement or, in case of trade secrets, as long as such Confidential Information remains a trade secret, the receiving Party shall:

10.1.1  Protect received Confidential Information from disclosure to third parties with at least the same degree of care (but no less than a reasonable degree of care) as it uses to protect its own proprietary or confidential information of like kind from unauthorized use or disclosure; and

10.1.2  Limit the access to and dissemination of received Confidential Information only to those individuals that have a need for such information for purposes of the Agreement and have been notified of and agree to obligations substantially similar to those imposed by this Agreement; and

10.1.3  Use received Confidential Information only in furtherance of the Agreement; and

10.1.4  Not reproduce received Confidential Information or incorporate it into derivative works or notes unless reasonably necessary to purposes of the Agreement and in such case only if that Confidential Information continues to be identified is Confidential Information of the disclosing Party.

10.2     Exceptions. The foregoing shall not apply to any information that the receiving Party can show by competent evidence:

10.2.1  Was known to it prior to the disclosure of that information by the disclosing Party; or

10.2.2  Is independently developed by or for it without breach of this Agreement by persons who have not been exposed to the Confidential Information; or

10.2.3  Was publicly available and readily ascertainable in substantially the same form at the time of disclosure, or became publicly available and readily ascertainable in such form without breach of this Agreement; or

10.2.4  Was or is publicly disclosed by the disclosing Party, or is rightfully received by the receiving Party from a Third Party, without an obligation of confidentiality.

10.3     Compelled Disclosure. The recipient may also disclose Confidential Information to the extent required by law after providing reasonable notice to the discloser and cooperating to obtain confidential treatment.

10.4     Limitations. Confidential Information shall not be deemed to be within the above exceptions merely because it is (i) embraced by more general public information, or (ii) a combination derivable from separate sources of public information, none of which discloses the combination itself.

10.5     Ownership; Return. Confidential Information remains the property of the disclosing Party. Upon written request of the disclosing Party, the receiving Party shall immediately return or destroy the Confidential Information supplied by the disclosing Party, including any and all copies thereof and including all analyses, compilations, summaries, studies and other material prepared by such Party or its employees and based in whole or in part on, or otherwise containing or reflecting, any of the Confidential Information.

10.6     Equitable Relief. Unauthorized disclosure of Confidential Information may cause harm not compensable by damages, and the disclosing Party may seek injunctive or equitable relief in a court of competent jurisdiction, without posting a bond, to protect its Confidential Information.

11.       TERM; TERMINATION

11.1     Term. This Agreement shall take effect as the Effective Date and shall remain in effect until terminated by the written agreement of all Parties or terminated in accordance with Section 11.2 (the “Term”). The term of any license granted under a patent shall extend for the life of such patent and automatically terminate upon expiration or lapse of such patent.

11.2     Termination. Without limiting any other remedies available under this Agreement or the JV Agreement or the Ancillary Agreements: (a) each Party may, in its sole discretion terminate this Agreement, effective immediately upon the delivery of written notice to the other Party if the other Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) calendar days after receipt of written notice of the breach from non-breaching Party; and (b) this Agreement shall automatically terminate immediately upon a dissolution of JV in accordance with the terms and conditions of the JV Agreement. In addition, BorgWarner may either (i) terminate this Agreement or (ii) amend this Agreement to delete Sections 3.2.2 or 4.2.2 immediately upon written notice to Romeo if:

11.2.1  there occurs a sale, license, or transfer by Romeo or IP Holdco to a Direct Competitor of BorgWarner of all or any part of the Current Romeo IP or Future Romeo IP (without BorgWarner’s written consent); or

11.2.2  Romeo or IP Holdco uses any of the Current Romeo IP or Future Romeo IP for the benefit of a Direct Competitor of BorgWarner; or

11.2.3  Romeo performs any research, development, or/other activities that are dedicated to Mobility other than the Romeo R&D Activities or such other activities as approved by the Board or agreed to in writing by BorgWarner; or

11.2.4  a Change in Control occurring with respect to Romeo where a Direct Competitor obtains Control of Romeo or IP Holdco through one transaction or a series of transactions.

11.3     Effect of Termination.

11.3.1  Following any termination of this Agreement, each Party upon request shall return to the other Parties or certify in writing to the other Parties that it has destroyed all documents and other tangible items it or its employees or agents have received pursuant to this Agreement relating to the Confidential Information of the other parties, except that each Party may retain one (1) complete copy of Confidential Information for archival purposes to assure compliance with this Agreement.

11.3.2  Termination of this Agreement shall not affect rights and obligations of any Party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The licenses to BorgWarner shall survive termination of this Agreement as to all licensed Intellectual Property existing as of the date of termination.

11.3.3  The provisions of Sections 3.2, 4.2, 4.3, 4.4, 4.5, 5, 8, 9, 10, 11.3, 12, 13, 14, and 15 shall survive the expiration or termination of this Agreement.

12.       RISK ALLOCATION

This Agreement is subject to Article 19 of the JV Agreement, which is hereby incorporated into this Agreement by reference. Notwithstanding anything to the contrary in this Agreement or the JV Agreement, JV’s obligation to pay the IP Fee and the payments arising under Triggering Events shall be excluded from the limitations of liability set forth in Section 19.1 of the JV Agreement.

13.       REPRESENTATIONS, WARRANTIES, AND COVENANTS

13.1     Representations, Warranties, and Covenants of Licensor. Each Licensor other than JV represents, warrants, and covenants as of the Effective Date, and JV represents, warrants, and covenants as of the Establishment Date, that, throughout the Term:

13.1.1  it has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement;

13.1.2  it is the legal and beneficial owner of the entire right, title, and interest in and to the Intellectual Property it licenses under this Agreement, and is the record owner of all applications and issued registrations for any patents, trademarks, and copyrights included in the licensed Intellectual Property, or otherwise has the right to grant the licenses granted under this Agreement in such Intellectual Property;

13.1.3  except as otherwise provided herein, it has, and will retain, the unconditional and irrevocable right, power, and authority to grant the licenses hereunder;

13.1.4  neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or to its knowledge will: conflict with or violate any applicable law, require the consent, approval, or authorization of any governmental or regulatory authority or other Third Party, or except as otherwise specified in writing by Licensor, require the provision of any payment or other consideration to any Third Party;

13.1.5  it has not granted and will not grant any exclusive licenses or other exclusive right, title, or interest under or relating to the licensed Intellectual Property, and is not or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Licensor’s representations, warranties, or obligations, or Licensee’s rights or licenses hereunder;

13.1.6  there is no settled, pending or to its knowledge threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license) challenging Licensor's ownership of, or right to practice or license, any licensed Intellectual Property, or alleging any adverse right, title, or interest with respect thereto; or alleging that the practice of any licensed Intellectual Property would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property right of any Third Party;

13.1.7  it has not received any written, oral, or other notice of any litigation, claim, or proceeding described in Section 13.1.6; and

13.1.8  it has not brought or threatened any claim against any Third Party alleging infringement of any licensed Intellectual Property, nor, to its knowledge, is any Third Party infringing any licensed Intellectual Property.

13.2     Representations, Warranties, and Covenants of Licensees. Each Licensee (other than JV) represents, warrants, and covenants as of the Effective Date that such Licensee has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement. JV, as of the date of this Agreement and as of the Establishment Date, represents, warrants, and covenants that Licensee has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement.

13.3     Representations, Warranties, and Covenants of Each Party. Each Party other than JV represents, warrants, and covenants as of the Effective Date, and JV represents, warrants, and covenants as of the Establishment Date, that:

13.3.1  it has entered into binding, written agreements with every current and former employee and with every current and former independent contractor, whereby such current and former employees and independent contractors have assigned to such Party any ownership interest and right they may have in any Intellectual Property licensed under this Agreement, and

13.3.2  it will enter into binding, written agreements with every future employee and with every future independent contractor, whereby such future employees and independent contractors assign to such Party any ownership interest and right they may have in any Intellectual Property licensed under this Agreement.

14.       TRADEMARKS; PUBLICITY

14.1     Marks. All trademarks, service marks, trade dress, logos, trade names and other symbols or insignia identifying any of the Parties’ products or services (the “Marks”) are the exclusive property of that Party. No Party shall take no action that jeopardizes, diminishes or dilutes the value of any of the Marks of any of the other Parties. No Party shall attempt to register trademarks, service marks, trade dress or trade names that are confusingly similar to the Marks. No Party may use any Marks of any of the other Parties except as pursuant to the JV Agreement or Ancillary Agreements.

14.2     Publicity. For the avoidance of doubt, no Party shall use any of the Marks or identifying descriptions of the other Parties for any reason or in any publication, broadcast, advertisement, promotion or other public or private document or any other type of communication or announcement except pursuant to the JV Agreement or Ancillary Agreements.

15.       MISCELLANEOUS

15.1     Ancillary Agreements. The JV Agreement and the other Ancillary Agreements are incorporated into this Agreement by reference and shall govern certain obligations between the Parties. In the event of any conflict between the terms of the JV Agreement, or the other Ancillary Agreements, and the terms of this Agreement, this Agreement shall govern and control to the extent of such conflicts or inconsistencies. Except as provided herein, all other terms and provisions of the JV Agreement and the other Ancillary Agreements shall remain in full force and effect. Capitalized terms used but not defined in this Agreement, however, will have the meanings given to them in the JV Agreement or the Ancillary Agreements.

15.2     Licenses of Intellectual Property; Embodiments of Intellectual Property. All rights and licenses granted under or pursuant to this Agreement directly or indirectly to Licensee and its Affiliates are intended to be, and shall otherwise be deemed by the Parties to be, for the purpose of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11 being the “Bankruptcy Code”), licensees of “intellectual property” and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. Each Party hereby acknowledges that (i) copies of research data, (ii) laboratory or developmental samples, (iii) product samples, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to any and all testing and trials, (vii) regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) pre-trial research data and results, and (x) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, are intended to constitute embodiments of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and each Licensor hereby grants to each Licensee a right of access and right to obtain possession of and to benefit from such embodiments prior to and in the event of any Rejection of this Agreement in any case or proceeding under the Bankruptcy Code to the fullest extent permitted by the Bankruptcy Code and other applicable law. Each Party agrees not to interfere with a Licensee’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights and licenses to intellectual property licensed hereunder and embodiments thereof and agrees to use reasonable efforts, to assist the other to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other to exercise, pursuant to Section 365(n) of the Bankruptcy Code, such rights and licenses. All of the rights of Licensee and its Affiliates will be deemed to exist prior to and immediately before the occurrence of any bankruptcy case in which either Licensor is a debtor. The Parties hereto agree that Licensee and its Affiliates, as licensees of rights granted in this Agreement, shall retain and may fully exercise all their rights and remedies and elections under the Bankruptcy Code to the fullest extent permitted by the Bankruptcy Code and other applicable law. The Parties hereto further agree that, in the event that any case or proceeding shall be instituted by or against Licensor under the Bankruptcy Code or otherwise seeking to adjudicate either Licensor as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, Licensee and its Affiliates shall have the right to retain and enforce their rights under this Agreement.  Without limiting the foregoing, the Parties acknowledge that the rights, licenses and releases granted pursuant to this Agreement, to the maximum extent permitted by law, will not be affected by the Rejection of this Agreement and will continue subject to the terms and conditions of this Agreement. In the event that this Agreement is intended to be rejected or deemed rejected under the Bankruptcy Code (a “Rejection”), the debtor Party will provide not less than twenty-one (21) days’ prior written notice of its intention to reject to the non-debtor Party.  To the extent any rights under this Agreement are determined by a bankruptcy court not to be “intellectual property” rights for purposes of Section 365(n) of the Bankruptcy Code, all of such rights will nonetheless remain vested in and fully retained by the non-debtor Party after any such Rejection to the fullest extent permitted by the Bankruptcy Code and other applicable law.

15.3     Supplementary Obligations. The obligations of the Parties, including the obligations set forth in Sections 6 through 15, are, among other things, supplementary to the licenses granted under and pursuant to this Agreement.

15.4     Applicable Law. This Agreement shall be construed according to and governed by the laws of the State of Delaware, without regard to any conflicts of law provisions.

15.5     Dispute Resolution Process. Any disputes or claims arising out of or related to this Agreement shall be resolved in accordance with Article 22 of the JV Agreement.

15.6     Waiver. Waiver by either Party of any nonperformance or breach of this Agreement does not constitute a waiver of any other or subsequent nonperformance or breach of the same or any other provision. No waiver of any nonperformance or breach shall be effective unless specifically set forth in writing and signed by the waiving Party.

15.7     Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties.

15.8     Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, including without limitation by the grant of any security interest, without the written consent of each Party. Any attempted assignment or transfer of this Agreement in contravention of this provision shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

15.9     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors, permitted assigns and legal representatives.

15.10   Remedies not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

15.11   Notices. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing with reference to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted as a PDF attachment to an email (receipt verified by the receiving Party) or by Federal Express or other reputable international express courier service (signature required), in each case to the Party or Parties to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties in accordance with this provision. Any such notice, request, approval or consent shall be deemed given upon receipt or rejection of delivery.

If to Romeo:

Attn:
Telephone:

If to IP Holdco:

Attn:
Telephone:

If to BorgWarner:

Attn:
Telephone:

If to JV:

Attn:
Telephone:

15.12   Headings; “Including”. Headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not constitute a part of this Agreement. As used herein, the words “include”, “includes” and “including” shall mean “including without limitation”.

15.13   Agreement Negotiated. The Parties are sophisticated and have consulted legal counsel with respect to this transaction. As a consequence, the Parties do not believe that the presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

15.14   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15   Amendment. Any and all amendments or modifications to this Agreement, or a mutually agreed termination of this Agreement, must be made in writing and signed by all Parties. Any waiver of a provision of this Agreement must be in writing signed by the Party making the waiver.

15.16   Entire Agreement. This Agreement, together with the JV Agreement and the other Ancillary Agreements, sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings among the Parties with respect to such subject matter. All rights granted in this Agreement are provided and taken subject to any and all security interests provided in the Ancillary Agreements or other agreements between or among the Parties.

15.17   Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the Parties agrees that a signature affixed to a counterpart of this Agreement by or on behalf of it, him or her and delivered by facsimile or electronic means is intended to be its, his, or her signature and shall be valid, binding and enforceable against such Party.

15.18   Force Majeure. “Event of Force Majeure” means any circumstance or event which is unforeseen and beyond the reasonable control of a Party, and which is unavoidable notwithstanding the reasonable care of the Party affected, which includes to government actions, riots, wars, hostilities, terrorist attacks, public disturbances, failure or interruption of transportation or other utilities, epidemics, fires, floods, earthquakes, storms, tidal waves or other acts of nature. If one Party has been prevented from performing its responsibilities stipulated in this Agreement because of an Event of Force Majeure, it shall notify the other Party in writing within fifteen (15) days after the occurrence of such Event of Force Majeure, and all Parties shall use reasonable endeavors to mitigate damages, to the extent possible. If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by the Event of Force Majeure.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BorgWarner Inc.

By:	/s/ Brady Ericson

Name: Brady Ericson

Title: Executive Vice President

Romeo Systems, Inc.

By:	/s/ Michael Patterson

Name: Michael Patterson

Title: Founder and CEO

BorgWarner Romeo Power, LLC

By:

Name:

Title:

Romeo Systems Technology, LLC

By:	/s/ Michael Patterson

Name: Michael Patterson

Title: CEO, Romeo Systems, Inc., Managing Member

EXHIBIT A – CURRENT ROMEO IP

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EXHIBIT B – DIRECT COMPETITORS

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